UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 11, 2008

Nexxus Lighting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590	59-3046866
(Commission File Number)	(IRS Employer Identification No.)

124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina	28262
(Address of Principal Executive Offices)	(Zip Code)

(704) 405-0416

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information set forth below in Item 5.02 is incorporated by reference in response to this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2008, Nexxus Lighting, Inc. (the “Company”) and Michael A. Bauer, the Company’s President and Chief Executive Officer, entered into a new employment and non-competition agreement (the “Employment Agreement”). The Employment Agreement supersedes the employment and non-competition agreement between the Company and Mr. Bauer dated September 9, 2005 (the “September 2005 Agreement”), which expired on December 31, 2007. The new Employment Agreement is effective as of January 1, 2008.

The Employment Agreement provides for Mr. Bauer’s continued service as President and Chief Executive Officer of the Company. The Employment Agreement has an initial term expiring on December 31, 2010, and will continue for successive one year increments unless the Employment Agreement is terminated by either party.

The Employment Agreement provides that Mr. Bauer shall receive a base salary of $215,000 per year (which base salary may be increased based on Mr. Bauer’s annual performance review and shall increase no less than 3% per annum during the initial term of the Employment Agreement). Commencing upon the first day of the calendar quarter immediately succeeding the first calendar quarter during the term of the Employment Agreement for which the Company reports net income in its publicly filed financial statements, Mr. Bauer’s base salary will increase to $235,000 per year. Mr. Bauer shall be eligible to receive performance bonus compensation of up to $105,000 for calendar year 2008 and a monthly automobile allowance of $1,000. The actual performance bonus payment is based upon the Company’s achievement of certain financial and performance objectives. After calendar year 2008, performance bonus compensation, if any, will be based upon performance criteria to be determined by the board of directors of the Company, or the compensation committee of the board, after consultation with Mr. Bauer.

In addition, subject to Mr. Bauer’s continued employment with the Company on applicable dates, the Company has agreed to grant Mr. Bauer certain options to purchase the Company’s common stock (the “Stock Options”). Pursuant to the Employment Agreement, Mr. Bauer is entitled to receive the following Stock Options: (i) an option to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2009 and 50,000 shares on March 31, 2009, provided that the Company achieves certain financial milestones set forth in the Company’s 2008 Board approved operating plan; (ii) an option to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 20010 and 50,000 shares on March 31, 20010, provided that the Company achieves certain financial milestones set forth in the Company’s 2009 Board approved operating plan; and (iii) an option to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, provided that the Company achieves certain financial milestones set forth in the Company’s 2010 Board approved operating plan. If the financial milestones are not achieved by the Company, a percentage of the applicable Stock Option may vest, based on the portion of the milestone that was achieved.

In the event of termination of Mr. Bauer’s employment by the Company for any reason other than cause or disability, Mr. Bauer shall receive twelve months base salary. The Employment Agreement also contains confidentiality and non-competition provisions.

The full text of the Employment Agreement is attached hereto as Exhibit 10.1, and this summary description is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 11, 2008, between Nexxus Lighting, Inc. and Michael A. Bauer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 14, 2008	NEXXUS LIGHTING, INC.

/s/ John Oakley
	Name:	John Oakley
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated February 11, 2008, between Nexxus Lighting, Inc., and Michael A. Bauer